Exhibit n.3

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders of

Hercules Technology Growth Capital, Inc.:

Our audit of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated February 28, 2013 appearing in the accompanying registration statement on Form N-2 of Hercules Technology Growth Capital, Inc. also included an audit of the senior securities table appearing on page 118. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

February 28, 2013